Exhibit 99.70

VILLAGE FARMS INTERNATIONAL, INC.

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of the holders (the “Shareholders”) of common shares (the “Common Shares”) of Village Farms International, Inc. (“Village Farms” or the “Company”) will be held at 10:00 a.m., Pacific time, on the 14th day of June, 2018 at Village Farms, 4700 - 80th Street, Delta, British Columbia, V4K 3N3, for the following purposes:

1.	to receive the consolidated financial statements of the Company for the fiscal year ended December 31, 2017 together with the report of the auditors thereon;

2.	to appoint the auditor and authorize the directors of the Company (the “Directors”) to fix the remuneration of the auditor for the ensuing year;

3.	to elect the Directors for the ensuing year;

4.

to consider, and if thought advisable, pass an ordinary resolution to approve the renewal of the Company’s Compensation Plan, as more particularly described in the accompanying management information circular (the “Information Circular”); and

5.	to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The accompanying Information Circular provides additional information relating to the matters to be dealt with at the Meeting and is deemed to form part of this notice. The Board of Directors has fixed May 10, 2018 as the record date for the Meeting (the “Record Date”). Only Shareholders of record at the close of business on the Record Date are entitled to vote at the Meeting or any adjournment or postponement thereof.

DATED at Delta, British Columbia this 10th day of May, 2018.

By Order of the Board of Directors

By:	(signed) “John R. McLernon”
Chairman of the Board of Directors

If you are a Shareholder and you are not able to attend the Meeting in person, please exercise your right to vote either by (a) signing and returning the enclosed form of proxy to Computershare Investor Services Inc. at 100 University Avenue 8th Floor, Toronto, Ontario, M5J 2YI so as to arrive not later than 10:00 a.m., Pacific time, on June 12, 2018 or, if the Meeting is adjourned, 48 hours (excluding Saturdays, Sundays and holidays) prior to the commencement of the reconvened meeting, or (b) completing the request for voting instructions in accordance with the directions provided.